Exhibit 10.1
The Laclede Group
2006 Equity Incentive Plan

Performance Contingent
Stock Unit Award Agreement
THIS AGREEMENT, made as of the 3rd day of December 2012, between The Laclede Group, Inc. (“Company”) and [Name] (“Participant”).
Pursuant to the terms of the Company's 2006 Equity Incentive Plan as approved by shareholders in January 2011 (“Plan”), the Participant has been awarded [high performance number of units] performance contingent stock units subject to the terms and conditions of the Plan and this Award Agreement (“Units”). This number represents the High Performance level of achievement and is the maximum number of Units that can be earned under this Award Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties hereto hereby agree as follows:

1.
Performance Contingent Stock Unit Award. Subject to the potential reduction as set forth in Section 5, and further subject to the other terms and conditions of this Agreement, the Units will become non-forfeitable (“Vested”) on December 3, 2015 (Vesting Date), provided that (i) the Compensation Committee of the Company's Board of Directors (“Committee”) has certified that the Company has achieved Dividend Related Earnings (as defined in Appendix A) for the performance period from October 1, 2012 through September 30, 2015 (“Performance Period”) and (ii) the Participant is continuously employed by the Company until the Vesting Date.

(a)
Dividend Equivalents. Any cash dividends declared before the Vesting Date on the shares of common stock underlying the Units (“Shares”) shall not be paid currently but shall be accumulated during the Performance Period for such Units (“Dividend Equivalents”) and become payable, if at all, on the Vesting Date. If all or a portion of the Units and shares of common stock underlying such Units are forfeited, the Dividend Equivalents relating to such forfeited Units and Shares shall also be forfeited. Dividend Equivalents shall be paid as provided below in Section 5 and shall not accrue any earnings or interest during the Performance Period.

2.	Award Date. The Award Date of the Units awarded under this Agreement is December 3, 2012.

3.
Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made a part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Administrator, shall govern. All capitalized terms used herein, but not otherwise defined, shall have the meaning given to such terms in the Plan.

4.
Restrictions and Conditions. Except as otherwise provided in this Agreement, Participant shall forfeit any and all right to the Units and related Dividend Equivalents if the Participant is terminated with or without cause or the Participant voluntarily terminates employment with the Company and its subsidiaries prior to the Vesting Date.

5.
Lapse of Restrictions. The Participant accepts the award under this Agreement (“Award”) and agrees that the restrictions relative to such Award shall lapse only following the conclusion of the Performance Period and only to the extent that there are Dividend Related Earnings certified by the Committee. If there are no Dividend Related Earnings, the Units and related Dividend Equivalents shall be forfeited.

The actual number of Units that vest after achieving Dividend Related Earnings during the Performance Period may be reduced by the Committee in its sole and absolute discretion based on such factors as the Committee determines to be appropriate and/or advisable including, without limitation, the Company's achievement relative to the metrics set forth in Appendix A to this Agreement for the Performance Period (“Performance Metrics Formula”). It is the intention of the Committee that the Committee will exercise its discretion to reduce the number of Units that will vest based on the Performance Metrics Formula, provided that the Committee reserves the right to deviate from the Performance Metrics Formula and may reduce the number of Units that will vest based on such other factors as the Committee in its sole and absolute discretion determines to be appropriate and/or advisable; provided, however, that it is the intention of the Committee that it will deviate from the Performance Metrics Formula only in extreme and unusual circumstances.

Any Dividend Equivalents that the Committee certifies are earned relative to the Units will be paid to the Participant in no event later than March 15 of the calendar year following the end of the Vesting Date. Any Shares underlying the Units that the Committee certifies are earned will be issued and delivered to the Participant in no event later than March 15 of the calendar year following the Vesting Date.
Notwithstanding the foregoing,

(A)
In the event of a Change in Control, [target # of units] of the Units and related Dividend Equivalents shall be deemed earned and prorated based on the number of months in the Performance Period to the date of the Change in Control, and the shares relative to such Units shall be issued and related Dividend

Equivalents payable within 30 days following such Change in Control if:
(i) the Award has not otherwise been forfeited and
(ii) the successor or surviving corporation (or parent thereof) does not assume this Award or replace it with a comparable award, provided further that if the Award is assumed or replaced, such assumed or replaced Award shall provide that the restrictions shall lapse if Participant is involuntarily terminated without Cause within 24 months of the Change in Control (a “Change in Control Termination”);

(B)
If a Participant leaves the employment of the Company and its subsidiaries due to death, disability or retirement (including early retirement and disability retirement) prior to the end of the Performance Period, the Participant will be eligible to earn a prorated Award (including Dividend Equivalents), as the Administrator in its sole discretion may determine, based on the number of full months as a Participant during the Performance Period and will be eligible to receive the Shares (and related Dividend Equivalents) to the extent certified by the Committee as provided in Section 5 above.

6.
How Dividend Equivalents Held. Dividend Equivalents are intended to constitute an “unfunded” obligation of the Company and nothing in the Plan or this Agreement shall give the Participant any rights that are greater than those of a general unsecured creditor of the Company. All amounts accumulated on the Participant's behalf under this Agreement shall continue for all purposes to be part of the general assets of the Company. Shares underlying the Units, when earned, shall be issued and delivered as provided in Section 5.

7.
Units Non-Transferable. The Units (and any related Dividend Equivalents) shall not be transferable by Participant and may not be sold, assigned, disposed of, or pledged or hypothecated as collateral for a loan or as security for performance of any obligation or for any other purpose until after Shares underlying the Units have been issued and delivered to the Participant.

8.
No Right to Continued Employment. Nothing in this Agreement shall confer on the Participant any right to continuance of employment by the Company or a subsidiary, nor shall it interfere in any way with the right of Participant's employer to terminate Participant's employment at any time.

9.
Tax Withholding and Tax Election. The Company shall not be obligated to deliver any Shares underlying the Units until Participant pays to the Company in cash, or any other form of property acceptable to the Company, the amount required to be withheld for any federal, state or local income, FICA or other taxes of any kind with respect to such shares. The Participant may, by notice to the Company, elect to have such withholding satisfied by a reduction of the number of whole Shares otherwise so deliverable, such reduction to be calculated based on the Fair Market Value of the Shares on the Vesting Date. The value of Shares withheld will not exceed the minimum amount of tax required to be withheld by law. The Company and its subsidiaries shall, to the extent permitted by law, have the right to deduct such taxes, from any payment of any kind otherwise due to Participant. Dividend Equivalents that become payable as provided in this Agreement shall be subject to tax withholdings in accordance with tax laws then in effect.

10.
Confidential Information and Restrictions on Soliciting Employees. Notwithstanding any provision of this Agreement to the contrary, the Participant shall pay to the Company the Fair Market Value of the Shares underlying the Units that vest and are issued to Participant under this Agreement if, during the period beginning on the date hereof and ending 18 months following the date the Participant's employment with the Company and its subsidiaries terminates (provided that such termination is other than a Change in Control Termination), the Participant: (1) discloses Confidential Information, as defined below, to any person not employed by the Company or any of its subsidiaries or not engaged to render services to the Company or any of its subsidiaries; or (2) Solicits Employees, as defined below. Fair Market Value shall be calculated on the date of the first violation of this Section 10.

For purposes of this Section 10, “Confidential Information” means information concerning the Company, its subsidiaries and their business that is not generally known outside the Company, and includes (A) trade secrets; (B) intellectual property; (C) methods of operation and processes; (D) information regarding present and/or future products, developments, processes and systems; (E) information on customers or potential customers, including customers' names, sales records, prices, and other terms of sales and cost information; (F) personnel data; (G) business plans, marketing plans, financial data and projections; and (H) information received in confidence from third parties. This provision shall not preclude the Participant from use or disclosure of information known generally to the public other than by his or her disclosure of such information or of information not considered confidential by persons engaged in the business conducted by the Company or subsidiary or from disclosure required by law or court order.
“Solicits Employees” means the Participant's direct or indirect hire of, solicit to hire, or attempt to induce (or Participant's assisting of any third party to hire, solicit or attempt to induce) any employee of the Company or a subsidiary (who is an employee of the Company or a subsidiary as of the time of such hire or solicitation or attempt to hire) or any former employee of the Company or a subsidiary (who was employed by the Company or a subsidiary within the 12-month period immediately preceding the date of such hire or solicitation or attempt to hire) to leave the employment of the Company or a subsidiary.

11.
Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter and may only be amended by mutual written consent of the parties.

12.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri, without regard to the provisions governing conflict of laws.

13.
Compliance with Laws and Regulations. The obligations of the Company under this Agreement shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

14.
Participant Acknowledgment. By accepting the award under this Agreement, the Participant acknowledges receipt of a copy of the Plan, and acknowledges that all decisions, determinations and interpretations of the Administrator in respect of the Plan and this Agreement shall be final and conclusive. Participant acknowledges that this award is subject to the company's recoupment policy.

In addition, the Participant expressly acknowledges that violation by the Participant of Section 10 of this Agreement will obligate the Participant to pay to the Company the Fair Market Value of the Shares underlying the Units that become vested or are issued pursuant to Section 5.

The Laclede Group, Inc.

By:
Suzanne Sitherwood
Title:	President & Chief Executive Officer

[Name]

Appendix A to Performance Contingent Stock Unit Award
Performance Period. The Performance Period begins October 1, 2012 and ends September 30, 2015.
Dividend Related Earnings. Dividend Related Earnings means average Earnings Per Share over the Performance Period in excess of the annualized declared dividend per share for the Common Stock as of the Award Date.
Earnings Per Share. For purposes of this Agreement, Earnings Per Share means net economic earnings per share as reported in the Company's periodic reports filed with the Securities and Exchanges Commission reporting the results for quarterly and annual periods in the Performance Period. The number of shares of Common Stock used in calculating Earnings Per Share will be consistent with that number used to calculate the Company's basic earnings per share in its periodic reports.
Performance Metrics. The Performance Metrics Formula for this Award that the Committee will use to exercise its discretion to reduce the number of Units that will Vest upon the Company's achievement of Dividend Related Earnings include three performance metrics: Average Earnings Per Share (50% weighting), Growth Investments (25% weighting), and Relative Total Shareholder Return (25% weighting) as described in more detail below:
Metric 1 - Average Earnings Per Share - Achieve Company average Earnings Per Share over the Performance Period as specified below.

	Threshold	Target	High Performance
Level of Performance	$X.XX/share	X.XX/share	$X.XX/share
Units earned	XXXX	XXXX	XXXX
Metric 2 - Growth Investments.

	Threshold	Target	High Performance
Level of Performance	Investment of $XXX million	Investment of $XXX million	Investment of $XXX million
Units earned	XXXX	XXXX	XXXX

Metric 3 - Relative Total Shareholder Return (TSR) - Achieve level of TSR relative to established comparator group using average stock price for last quarter of fiscal year 2012 and average stock price for last quarter of fiscal year 2015, plus the value of reinvested dividends as provided below.

	Threshold	Target	High Performance
Level of Performance	TSR ≥ XXX percentile of peers	TSR ≥ XXX percentile of peers	TSR = XXX percentile of peers
Units earned	XXXX	XXXX	XXXX

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Performance Metrics Formula.

◦	If performance on each of the Performance Metrics is below threshold, then no Units shall vest, and all Units and related Dividend Equivalents shall be forfeited.

◦
If performance on one or more of the Performance Metrics is achieved at or above Threshold, the number of Units that vest (and the amount of Dividend Equivalents that shall be payable) will equal the aggregate of Units earned under each Performance Metric.

◦
If performance on one or more of the Performance Metrics has been achieved between the Threshold and Target or Target and High Performance levels of performance, the Administrator shall interpolate for performance between the applicable levels and shall determine the number of Units that shall vest (and the amount of Dividend Equivalents that shall be payable).

Because the Company cannot issue fractional shares, the Administrator will round down to the nearest whole number of Units in all calculations.

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